Exhibit 10.5

RESTRICTED STOCK GRANT AGREEMENT

1.  Grant of Award.  The Compensation Committee (the “Committee”) of the Board of Directors of World Fuel Services Corporation, a Florida corporation (the “Company”) has awarded to                            (the “Participant”), effective as of                 , 201[1] (the “Grant Date”),                    shares (the “Restricted Stock”) of the Company’s common stock, par value US$0.01 per share (the “Common Stock”).  The shares of Restricted Stock have been granted under the Company’s 2006 Omnibus Plan (the “Plan”), which is incorporated herein for all purposes, and the grant of Restricted Stock shall be subject to certain transfer restrictions, forfeiture provisions and other terms and conditions set forth in this Agreement and the Plan.  As a condition to entering into this Agreement and as a condition to the issuance of any shares of Common Stock (or any other securities of the Company), the Participant agrees to be bound by all of the terms and conditions set forth in this Agreement and in the Plan.

2.  Definitions.  Capitalized terms and phrases used in this Agreement shall have the meaning set forth below.  Capitalized terms used herein and not defined in this Agreement, shall have the meaning set forth in the Plan.

(a)  “Cause” means:

(i)  the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or any Subsidiary;

(ii)  any violation or breach by the Participant of his or her employment agreement, consulting or other similar agreement with the Company or any Subsidiary, if any;

(iii)  any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or any Subsidiary;

(iv)  any violation or breach by the Participant of the Company’s Code of Corporate Conduct and Ethics or any other Company policy;

(v)  any act by the Participant of dishonesty or bad faith with respect to the Company or any Subsidiary;

(vi)  use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance; or

(vii)  the commission by the Participant of any act, misdemeanor or crime reflecting unfavorably upon the Participant or the Company or any Subsidiary.

The good faith determination by the Committee of whether the Participant’s employment or service was terminated for “Cause” shall be final and binding for all purposes hereunder.  Notwithstanding the foregoing, the definition of “Cause” shall, following a

Change of Control, be modified so that (x) clause (i) shall no longer be applicable, (y) the Participant shall not be terminated for Cause pursuant to clause (ii), (iii) or (iv) unless the applicable violation or breach is material and (z) the Participant shall not be terminated for Cause pursuant to clause (vii) for applicable acts that do not constitute misdemeanors or crimes.

(b)  “Disability” means the inability of the Participant, due to illness, accident or any other physical or mental incapacity, to perform his or her employment duties for the Company and its Subsidiaries for an aggregate of one hundred eighty (180) days within any period of twelve (12) consecutive months.

(c)  “Good Reason” means, within the two (2) year period following a Change of Control:

(i)  the assignment to the Participant of any duties inconsistent in any material respect with the Participant’s position (including status, title and reporting requirements), authority, duties or responsibilities or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after notice thereof given by the Participant;

(ii)  any reduction in, or failure to pay, the Participant’s base salary, other than a reduction or failure that is remedied by the Company within 15 days after notice thereof given by the Participant;

(iii)  any failure by the Company to provide the Participant with bonus and equity opportunities, or employee benefits and perquisites in the aggregate, that are not less than those provided to the Participant in the calendar year immediately preceding the Change in Control, other than a failure not occurring in bad faith and that is remedied by the Company within 15 days after receipt of notice thereof given by the Participant; or

(iv)  the Company’s requiring the Participant to be based at any office or location outside of Miami-Dade or Broward County, Florida, except for travel reasonably required in the performance of the Participant’s responsibilities, consistent with the Participant’s position.

Notwithstanding anything to the contrary contained herein, the Participant shall not be entitled to terminate employment and be eligible to vest in the portion of the Restricted Stock described in Section 3(b)(iii) of this Agreement as the result of the occurrence of any event of the foregoing events unless, within 90 days following the occurrence of such event, the Participant provides written notice to the Company of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event.  The Company will have 30 days from the receipt of such notice (such period, the “Cure Period”) within which to cure the circumstances giving rise to Good Reason.  If, during the Cure Period, such event is remedied, then the Participant shall not be permitted to terminate employment and be eligible to vest in the portion of the Restricted Stock described in Section 3(b)(iii) of this Agreement as a result of such Good Reason.  If, at the end of the Cure Period, the circumstances giving rise to Good Reason have not been remedied, the Participant shall be entitled to terminate employment as a result of such Good Reason during the 45 day period that follows the end of the Cure Period.  If the Participant does not terminate employment during such 45 day period, the Participant shall not be permitted to terminate employment and be eligible to vest in the portion of the Restricted Stock described in Section 3(b)(iii) of this Agreement as a result of such Good Reason.

(d)  “Termination Date” means the date on which the Participant is no longer an employee of the Company or any Subsidiary.

3.  Vesting and Forfeiture of Shares.  (a)  Subject to the provisions of this Section 3, if the Participant is continuously employed by the Company or any Subsidiary from the Grant Date through and until the dates set forth in the vesting schedule (each, a “Vesting Date”) attached hereto as Exhibit A (the “Vesting Schedule”), then the Restricted Stock shall become vested on the applicable Vesting Date as set forth in the Vesting Schedule.  Except as otherwise provided in this Section 3, there shall be no proportionate or partial vesting of the Restricted Stock prior to the applicable Vesting Date.

(b)  The vesting of the Restricted Stock shall be accelerated if and to the extent provided in this Section 3(b):

(i)  The Restricted Stock shall immediately vest upon the occurrence of a Change of Control of the Company while the Participant is employed by the Company or any Subsidiary.  Notwithstanding the foregoing, if in the event of a Change of Control the successor company assumes or substitutes the Restricted Stock as of the date of the Change of Control, then the vesting of the Restricted Stock that are assumed or substituted shall not be so accelerated as a result of such Change of Control.  For this purpose, the Restricted Stock shall be considered assumed or substituted only if (1) the Restricted Stock that is assumed or substituted vests at the times that such Restricted Stock would vest pursuant to this Agreement and (2) immediately following the Change of Control, the Participant’s shares of Restricted Stock will be converted into shares of common stock of the successor company or its parent or subsidiary substantially equal in fair market value (on a per share basis) to the per share consideration received by holders of shares of Common Stock in the transaction constituting a Change of Control.  The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion, and its determination shall be conclusive and binding.

(ii)  In the event that the Participant’s employment with the Company and its Subsidiaries is terminated due to the Participant’s death or Disability prior to the Vesting Date and (A) prior to a Change of Control, the Participant shall immediately vest upon the Termination Date in a pro-rated portion of the

Restricted Stock determined in accordance with Section 3(c) hereof, and the balance of the Restricted Stock shall be immediately forfeited upon the Termination Date, or (B) following a Change of Control, the Participant shall immediately vest upon the Termination Date in all outstanding Restricted Stock to the extent unvested as of the Termination Date.  The Restricted Stock that vests on the Termination Date following a Change of Control pursuant to Section 3(b)(ii)(B) hereof shall become transferable.

(iii)  (A)  Except as otherwise set forth in this Section 3(b)(iii), in the event that the Participant’s employment with the Company and its Subsidiaries is terminated by the Company and its Subsidiaries without Cause or by the Participant for Good Reason, prior to the Vesting Date and (x) prior to a Change of Control, the Participant shall immediately become eligible to vest upon the Termination Date in a pro-rated portion of the Restricted Stock determined in accordance with Section 3(c) hereof, and the balance of the Restricted Stock shall immediately be forfeited upon the Termination Date, or (y) following a Change of Control, the Participant shall immediately become eligible to vest upon the Termination Date in the Restricted Stock to the extent unvested as of the Termination Date.  Notwithstanding the foregoing, the Restricted Stock that would otherwise vest pursuant to this Section 3(b)(iii) shall be forfeited in the event that the Participant (I) fails to execute a separation agreement, substantially in the form attached hereto as Exhibit B (the “Separation Agreement”), within 50 days following the Termination Date, (II) rescinds such Separation Agreement pursuant to the terms thereof or (III) engages in conduct that constitutes a breach of the Separation Agreement.  The Restricted Stock that becomes eligible to vest on the Termination Date following a Change of Control pursuant to Section 3(b)(iii)(A)(y) hereof will vest immediately upon a termination described in this Section 3(b)(iii)(A) and shall become transferable.

(B)  All Restricted Stock that shall become eligible to vest in accordance with Section 3(b)(iii)(A) hereof shall be subject to applicable tax withholding and reporting requirements in connection with the termination of the Participant’s employment.  All Shares resulting from vesting of Restricted Stock prior to a Change of Control pursuant to Section 3(b)(iii)(A)(x), other than any Shares that the Company determines to withhold pursuant to Section 7 hereof in order to satisfy applicable tax withholding requirements or that the Company permits a Participant to tender to the Company pursuant to Section 7 in order to satisfy such applicable tax withholding requirements (all such Shares that are not so withheld or tendered, the “Remaining Shares”), shall remain subject to the restrictions set forth in the Separation Agreement during the period (the “Restriction Period”) ending on the later of (x) the next applicable Vesting Date following the Termination Date and (y) second anniversary of the Termination Date (the last day of such Restriction Period, the “Restriction Lapse Date”).  Accordingly, prior to the Restriction Lapse Date, neither the Participant nor any of the Participant’s creditors or beneficiaries will have the right to subject the Remaining

Shares to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction.  In the event that the Participant breaches any term of the Separation Agreement, which is incorporated herein by reference, during the Restriction Period, all outstanding Remaining Shares shall be forfeited and canceled.

(C)  In the event that the Participant dies during the Restriction Period, all the transfer restrictions set forth in Section 3(b)(iii) of this Agreement shall lapse as of the date of the Participant’s death.  In the event of a Change of Control, the transfer restrictions set forth in Section 3(b)(iii) of this Agreement shall, to the extent determined by the Company in its sole discretion, lapse as of the effective date of the Change of Control.

(D)  Nothing in this Section 3 or this Agreement shall be deemed to limit or modify the non-competition, confidentiality or non-solicitation restrictions that the Participant is already subject to, which restrictions shall continue to be separately enforceable in accordance with their terms.

(c)  For purposes of clause (b)(ii) and (b)(iii), the pro-rated portion shall be calculated by multiplying the number of shares of the Restricted Stock by a fraction, the numerator of which shall be the number of days which have elapsed between the Grant Date and the Termination Date, and the denominator of which shall be the total number of days between the Grant Date and the final Vesting Date set forth in the Vesting Schedule; provided, however, that if the Termination Date occurs after any Vesting Date set forth in the Vesting Schedule, then the pro-rated portion shall be reduced by the number of shares of Restricted Stock that vested prior to the Termination Date in accordance with the Vesting Schedule.

(d)  In the event that the Participant’s employment with the Company or any Subsidiary is terminated prior to a Vesting Date for any reason other than the Participant’s death or Disability, by the Company and its Subsidiaries without Cause or by the Participant for Good Reason, then the Participant shall immediately forfeit all unvested shares of the Restricted Stock.  Termination of employment with the Company in order to accept immediate re-employment with a Subsidiary, or vice-versa, or termination of employment with a Subsidiary in order to accept immediate re-employment with a different Subsidiary, shall not be deemed termination of employment for purposes of this Section 3.

4.  Issuance of Shares; Adjustment.  (a)  Issuance.  The shares of Restricted Stock granted under this Agreement shall be evidenced in such manner as the Committee may deem appropriate, including issuance of one or more stock certificates or book-entry registration.  Any stock certificate or book entry credit issued or entered in respect of the Restricted Stock shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Stock, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the World Fuel Services Corporation 2006 Omnibus Plan, as amended and restated, and a Restricted Stock Grant Agreement, as well as the terms and conditions of applicable law.  Copies of such Plan and Agreement are on file at the offices of World Fuel Services Corporation.”

The stock certificates or book entry credits evidencing the shares of Restricted Stock and Remaining Shares (which shall also contain the legend set forth above) shall be held in the custody of the Company until the restrictions thereon shall have lapsed and, if requested by the Company, as a condition of receiving the Restricted Stock , the Participant shall deliver to the Company a stock power, endorsed in blank, relating to such Restricted Stock.  The Company shall remove the legend set forth above from the stock certificates or book entry credits evidencing the Restricted Stock or Remaining Shares upon the later of (i) vesting of the Restricted Stock pursuant to this Agreement and (ii) in the case of the Remaining Shares, the last day of the Restriction Period.  If and when the shares of Restricted Stock or Remaining Shares (as applicable) are forfeited under the terms of this Agreement, the Company shall cancel the stock certificates or book entry credits related to such shares of Restricted Stock or Remaining Shares (as applicable).  Notwithstanding the foregoing, the Company shall be entitled to hold the Restricted Stock until the Company shall have received from the Participant a duly executed Form W-9 or W-8, as applicable.

(b)  Adjustments.  The number of shares of Restricted Stock and Remaining Shares are subject to adjustment by the Committee in the event of any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of the Common Stock, or any other increase or decrease in the number of Shares effected without receipt or payment of consideration by the Company.

5.  Privileges of Stock Ownership.  Except following the Participant’s death, neither the Participant nor any of the Participant’s creditors or beneficiaries will have the right to subject the Restricted Stock or Remaining Shares to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction.  The Participant shall be entitled to vote the shares of Restricted Stock and Remaining Shares and shall be entitled to receive the cash dividends payable on such shares of Restricted Stock and Remaining Shares (as applicable), so long as the Participant has not forfeited such shares as provided herein.  Cash dividends payable with respect to the Restricted Stock or Remaining Shares (as applicable) shall be distributed to the Participant at the same time as such dividends are paid to regular holders of the Common Stock.  Any additional Common Stock or other securities (“Additional Shares”) issued with respect to the unvested shares of Restricted Stock or Remaining Shares, as a result of a recapitalization, stock split, stock dividend or similar transaction, shall be held by the Company, added to any shares of Restricted Stock or Remaining Shares (as applicable) then held in the custody of the Company, and shall be earned, vest and become transferable at the same time as the shares of Restricted Stock or Remaining Shares (as applicable) giving rise to such Additional Shares.

6.  Compliance with Laws and Regulations.  The Participant acknowledges and agrees that the Company has filed a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “1933 Act”) to register the shares of Restricted Stock under the 1933 Act.  The Participant acknowledges receipt of the Prospectus prepared by the Company in connection with the Registration Statement.

7.  Taxes.  On or prior to the date that all (or any portion) of the shares of Restricted Stock vest, the Participant shall remit to the Company an amount sufficient to satisfy all Federal, state, local and foreign withholding or other applicable taxes.  No legends applicable pursuant to Section 4 hereof to any shares of Restricted Stock shall be removed upon vesting of such Restricted Stock until the foregoing obligation has been satisfied.  The Company may, at its option, permit the Participant to satisfy his or her obligations under this Section 7 by tendering to the Company a portion of the vested shares of Restricted Stock.  In the event that the Participant fails to satisfy his or her obligations under this Section 7, the Participant agrees that the Company shall have the right to satisfy such obligations on the Participant’s behalf by taking any one or more of the following actions (such actions to be in addition to any other remedies available to the Company):  (1) withholding payment of salary, bonus or any other amount payable to the Participant (e.g., expense reimbursements), (2) selling all or a portion of the vested shares of Restricted Stock in the open market or (3) withholding and canceling all or a portion of the vested shares of Restricted Stock.  Any acquisition of vested shares of Restricted Stock by the Company as contemplated hereby is expressly approved by the Committee as part of the approval of this Agreement.  The Participant agrees that the Company shall have the right to satisfy Federal, state, local and foreign withholding and other applicable taxes in respect of cash dividends payable on shares of Restricted Stock by withholding a portion of such cash dividends sufficient to satisfy such obligations.  The tax consequences to the Participant (including without limitation Federal, state, local and foreign income tax consequences) with respect to the Restricted Stock (including without limitation the grant, vesting and/or forfeiture thereof), Remaining Shares (including, without limitation, the forfeiture thereof) and cash dividends with respect to the Restricted Stock and Remaining Shares are the sole responsibility of the Participant.

8.  No Effect on Employment.  Except as otherwise provided in the Participant’s employment agreement, if any, the Participant’s employment with the Company and any Subsidiary is at-will.  Accordingly, subject to the terms of the Participant’s employment agreement, if any, nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any lawful reason whatsoever or for no reason, with or without Cause and with or without notice.  Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.

9.  Stock Retention Policy.  The Participant shall retain ownership of one-half (50%) of the Restricted Stock acquired by the Participant hereunder (net of the number of Shares that the Company determines to withhold or that the Participant is permitted to tender, in each case, pursuant to Section 7 hereof to satisfy applicable tax withholding requirements), for a period of five (5) years after vesting of such Restricted Stock (or until the Participant’s employment with, and services for, the Company and its Subsidiaries terminate, if earlier).  The Participant agrees to comply with such policy and any modifications thereof that may be adopted by the Committee from time to time.  For the avoidance of doubt, this Section 9 shall not be construed as permitting the Participant to sell or otherwise transfer any Shares that constitute Remaining Shares prior to the applicable Restriction Lapse Date.

10.  Stock Ownership Policy.  The Participant understands that the Committee has adopted a policy that requires the Participant to own a multiple of the Participant’s base salary, determined by leadership level, in Common Stock.  The Participant agrees to comply with such policy and any modifications thereof that may be adopted by the Committee from time to time.

11.  Other Benefits.  Except as provided below, nothing contained in this Agreement shall affect the Participant’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Subsidiary.

12.  Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13.  Plan Governs.  This Agreement is subject to all of the terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.

14.  Governing Law/Jurisdiction.  The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction.  Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or Federal courts in Miami-Dade County, Florida.  Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and Federal courts sitting in Miami-Dade County, Florida.  Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Miami-Dade County, Florida.

15.  Committee Authority.  The Committee shall have all discretion, power and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith.

All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons and shall be given the maximum deference permitted by law.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

16.  Captions.  The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

17.  Agreement Severable.  In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

18.  Miscellaneous.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Participant expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein.  This Agreement and the Plan can be amended or terminated by the Company to the extent permitted under the Plan.  Amendments hereto shall be effective only if set forth in a written statement or contract, executed by a duly authorized member of the Committee.  The Participant shall at any time and from time to time after the date of this Agreement, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may reasonably be required to give effect to the terms hereof or otherwise to satisfy and perform the Participant’s obligations hereunder.

19.  Compliance with Section 409A.  (a)  It is intended that the Restricted Stock awarded pursuant to this Agreement and any cash dividends paid with respect thereto be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), because it is believed that the Agreement does not provide for a deferral of compensation and accordingly that the Agreement does not constitute a nonqualified deferred compensation plan within the meaning of Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with this intention, and the provisions of this Agreement may not be amended, adjusted, assumed or substituted for, converted or otherwise modified without the Participant’s prior written consent if and to the extent that the Company believes that such amendment, adjustment, assumption or substitution, conversion or modification would cause the award to violate the requirements of Section 409A.  If and to the extent that the Company believes that the Restricted Stock or any cash dividends payable with respect thereto may constitute a “nonqualified deferred compensation plan” under Section 409A, the terms and conditions set forth in this Agreement (and/or the provisions of the Plan applicable thereto) shall be interpreted in a manner consistent with the applicable requirements of Section 409A, and the Company, in its sole discretion and without the consent of the Participant, may amend this Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Company determines necessary or appropriate to comply with applicable requirements of Section 409A.

(b)  Notwithstanding the foregoing, the Company does not make any representation to the Participant that the shares of Restricted Stock or any cash dividends paid with respect thereto awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any beneficiary for any tax, additional tax, interest or penalties that the Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, that either is consented to by the Participant or that the Company reasonably believes should not result in a violation of Section 409A, is deemed to violate any of the requirements of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

WORLD FUEL SERVICES CORPORATION,

by

Name:
Title:

PARTICIPANT

Signature:
Print Name:

EXHIBIT “A”

VESTING SCHEDULE

[                ] shares of Restricted Stock shall vest if the Participant remains continuously employed by the Company or a Subsidiary through and until March 15, 201[4].

[                ] shares of Restricted Stock shall vest if the Participant remains continuously employed by the Company or a Subsidiary through and until March 15, 201[5].

[                ] shares of Restricted Stock shall vest if the Participant remains continuously employed by the Company or a Subsidiary through and until March 15, 201[6].